EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Lindsey Fosse
Grand Canyon Education, Inc.
602-309-5224
lfosse@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
THIRD QUARTER 2009 RESULTS
Grand Canyon Education’s Third Quarter Net Revenue up 68 Percent; Enrollment up 56 Percent;
Operating Income up 151 Percent; Net Income up 179 Percent
ARIZONA, November 3, 2009—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the three and nine months ended September 30, 2009.
“We are pleased to announce our fourth consecutive quarter of strong results,” said Brian Mueller, Chief Executive Officer of Grand Canyon Education, Inc. “It was another solid quarter, as we continue to execute against our strategy and feel good about our growing capacity to achieve our long-term growth plans. Most importantly, both our traditional students on campus and our adult students online continue to have success in meeting their academic and professional goals,” he said.
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Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
For the three months ended September 30, 2009:
•	Net revenues increased 67.9% to $66.1 million for the third quarter of 2009, compared to $39.3 million for the third quarter of 2008.

•	At September 30, 2009 our enrollment was approximately 34,200, an increase of 55.8% from our enrollment of approximately 22,000 at September 30, 2008.

•
Operating income for the third quarter of 2009 was $6.7 million, as compared to $2.7 million for the same period in 2008. The operating margin for the third quarter 2009 was 10.1%, compared to 6.8% for the same period in 2008 and excluding the estimated litigation loss, operating margin for the third quarter was $11.9 million or 18.0% for the three months ended September 30, 2009.

•
During the third quarter of 2009, an estimated litigation loss was recorded for $5.2 million for the settlement of the qui tam lawsuit that has been reached in principle but is conditioned upon obtaining governmental approval and finalizing settlement terms.

•	Adjusted EBITDA increased 254% to $15.1 million for the third quarter of 2009, compared to $4.3 million for the same period in 2008.

•
The tax rate in the third quarter of 2009 was 46.0% compared to 40.2% in the third quarter of 2008. The increase in the effective tax rate is primarily attributable to the potential impact of the estimated litigation loss for the qui tam settlement, which may not be fully deductible.

•	Net income was $3.5 million for the third quarter of 2009, compared to a net income of $1.3 million for the same period in 2008.

•
Diluted net income per share was $0.08 for the third quarter of 2009, compared to diluted net income per share of $0.03 for the same period in 2008. Excluding the estimated litigation loss of $5.2 million, net of taxes of $1.7 million, diluted net income per share was $0.15 for the third quarter of 2009.

For the nine months ended September 30, 2009:
•	Net revenues increased 68.3% to $184.5 million, compared to $109.6 million for the same period in 2008.

•
Operating income for the nine months ended September 30, 2009 was $28.7 million, an increase of 219% as compared to $9.0 million for the same period in 2008. The operating margin for the nine months ended September 30, 2009 was 15.6%, compared to 8.2% for the same period in 2008. Excluding the estimated litigation loss, operating income was $33.9 million and operating margin was 18.4% for the nine months ended September 30, 2009.

•
During the nine months ended September 30, 2009, an estimated litigation loss was recorded for $5.2 million for the settlement of the qui tam lawsuit that has been reached in principle but is conditioned upon obtaining governmental approval and finalizing settlement terms.

•	Adjusted EBITDA increased 189% to $42.1 million for the nine months ended September 30, 2009, compared to $14.6 million for the same period in 2008.

•	The tax rate in 2009 was 41.3% compared to 39.1% for the same period in 2008.

•	Net income increased 262% to $16.2 million for the nine months ended September 30, 2009, compared to $4.5 million for the same period in 2008.

•
Diluted net income per share was $0.36 for the nine months ended September 30, 2009, compared to $0.11 for the same period in 2008. Excluding the estimated litigation loss, net of taxes, diluted net income per share was $0.43 for the nine months ended September 30, 2009.

Balance Sheet and Cash Flow
As of September 30, 2009, the Company had unrestricted cash, cash equivalents and investments of $74.2 million compared to $35.6 million as of December 31, 2008 and restricted cash, cash equivalents and investments at September 30, 2009 and December 31, 2008 of $3.7 million and $5.1 million, respectively.
The Company generated $66.8 million in cash from operating activities in the first nine months of 2009 compared to $17.9 million in the same period of 2008. Cash used in investing activities and cash provided by financing activities during the first nine months of 2009 are primarily the result of the acquisition by the Company on April 28, 2009 of the land and buildings that comprise its ground campus and 909,348 shares of its common stock from Spirit Master Funding, LLC and Spirit Management Company, respectively (collectively, “Spirit”) for an aggregate purchase price of $50 million. Prior to the acquisition, the Company had leased the land and buildings from Spirit, accounting for the land as an operating lease and the buildings and improvements as capital lease obligations. To finance a portion of the purchase, the Company entered into a loan agreement with a financial institution pursuant to which it received net proceeds of $25.5 million, all of which was used as part of the purchase price. Included in cash used in investing activities is the allocated purchase amount for the campus land and buildings of $35.5 million. Included in cash provided by financing activities for the nine months ended September 30, 2009 is the net proceeds of $25.5 million partially offset by the repurchase of the 909,348 shares of our common stock for an allocated purchase price of $14.5 million.
In September 2009, the Company completed a secondary offering. In the offering 6,900,000 shares were sold, consisting of 1,000,000 shares sold by the Company and 5,900,000 shares sold by certain stockholders of the Company. Total net proceeds to the Company were $14.9 million, net of underwriting discounts and commissions and offering expenses, which are included in the cash provided by financing activities for the nine months ended September 30, 2009. The Company did not receive any of the proceeds from the sale of common stock sold by the selling stockholders.
In addition, the Company spent $18.9 million in other capital expenditures including leasehold improvements and furniture and equipment for increased number of employees and internal use software development. Cash used by financing activity for the nine months ended September 30, 2008 was $13.1 million primarily due to the settlement reached in April 2008 with the former owners.
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Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
Fourth Quarter 2009 Outlook
For the fourth quarter ending December 31, 2009, enrollment is expected to grow by 46% to 36,000 from 24,600 at December 31, 2008, and net revenues by 53% to $79.0 million from $51.7 million as compared to the fourth quarter of 2008. Diluted net income per share is expected to be $0.26 per share.
2010 Annual Outlook
We expect net revenues to be between $390 million and $400 million for the year ended December 31, 2010, and enrollment to be between 47,000 and 49,000 at December 31, 2010. The annual tax rate is anticipated to be approximately 40%. Diluted net income per share is expected to be between $1.15 and $1.23 per share.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing investigation by the Department of Educations’s Office of Inspector General and the pending qui tam action regarding the manner in which we have compensated our enrollment personnel, and possible remedial actions or other liability resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
Conference Call
Grand Canyon Education, Inc. will discuss its third quarter 2009 results and 2010 outlook during a conference call scheduled for today, November 3, 2009 at 5:00 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 36022285 at 4:50 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through November 4, 2010, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 36022285. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of online postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 34,200 students were enrolled as of September 30, 2009. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2009	2008	2009	2008
	Unaudited
Net revenue	$66,084	$39,351	$184,448	$109,626
Costs and expenses:
Instructional costs and services	23,466	12,967	61,845	36,995
Selling and promotional, including $1,928 and $1,398 for the three months ended September 30, 2009 and 2008, respectively, and $5,319 and $4,323 for the nine months ended September 30, 2009 and 2008, respectively, to related parties	22,095	18,562	62,396	46,035
General and administrative	8,556	5,032	26,077	15,992
Estimated litigation loss	5,200	—	5,200	—
Royalty to former owner	74	124	222	1,612

Total costs and expenses	59,391	36,685	155,740	100,634

Operating income	6,693	2,666	28,708	8,992
Interest expense	(276)	(649)	(1,363)	(2,156)
Interest income	43	76	272	508

Income before income taxes	6,460	2,093	27,617	7,344
Income tax expense	2,969	841	11,408	2,868

Net income	3,491	1,252	16,209	4,476
Preferred dividends	—	(270)	—	(791)

Net income available to common stockholders	$3,491	$982	$16,209	$3,685

Net income per common share:
Basic	$0.08	$0.05	$0.36	$0.19

Diluted	$0.08	$0.03	$0.36	$0.11

Shares used in computing net income per common share:
Basic	44,783	19,219	45,032	19,133

Diluted	45,099	30,970	45,322	32,097

Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) management fees and expenses that are no longer paid; (iii) estimated litigation loss and (iv) share-based compensation. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Although we believe that equity-plan related compensation will be a key element of our employee relations and long-term incentives, we intend to exclude it as an expense when evaluating our core operating performance in any particular period. Accordingly, we have included share-based compensation expenses, along with management fees and expenses, royalty expenses to our former owner, and any other expenses and income that we do not consider reflective of our core operating performance, as an adjustment when calculating Adjusted EBITDA.
Our management uses Adjusted EBITDA:
•	in developing our internal budgets and strategic plan;

•	as a measurement of operating performance;

•	as a factor in evaluating the performance of our management for compensation purposes; and

•
in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as are used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

Adjusted EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.
The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited, in thousands)
Net income	$3,491	$1,252	$16,209	$4,476
Plus: interest expense net of interest income	233	573	1,091	1,648
Plus: income tax expense	2,969	841	11,408	2,868
Plus: depreciation and amortization	2,322	1,407	5,560	3,676

EBITDA	9,005	4,073	34,268	12,668

Plus: royalty to former owner	74	124	222	1,612
Plus: management fees and expenses	—	77	—	288
Plus: estimated litigation loss	5,200	—	5,200	—
Plus: share-based compensation	862	—	2,439	—

Adjusted EBITDA	$15,141	$4,274	$42,129	$14,568

Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	September 30,	December 31,
(In thousands, except share data)	2009	2008
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$73,670	$35,152
Restricted cash and cash equivalents and investments (of which $171 is unrestricted at September 30, 2009)	3,844	2,197
Accounts receivable, net of allowance for doubtful accounts of $5,232 and $6,356 at September 30, 2009 and December 31, 2008, respectively	15,577	9,442
Income taxes receivable	414	1,576
Deferred income taxes	4,952	2,603
Other current assets	2,623	2,629

Total current assets	101,080	53,599
Property and equipment, net	63,425	41,399
Restricted cash and investments (of which $2,928 is restricted December 31, 2008)	360	3,403
Prepaid royalties	7,494	8,043
Goodwill	2,941	2,941
Deferred income taxes	7,752	7,404
Other assets	556	201

Total assets	$183,608	$116,990

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$10,512	$5,770
Accrued liabilities	18,358	9,674
Accrued estimated litigation loss	5,200	—
Income taxes payable	386	172
Deferred revenue and student deposits	42,595	14,262
Due to related parties	3,110	1,197
Current portion of capital lease obligations	776	1,125
Current portion of notes payable	2,101	357

Total current liabilities	83,038	32,557
Capital lease obligations, less current portion	1,041	29,384
Notes payable, less current portion and other	26,040	1,459

Total liabilities	110,119	63,400

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 45,613,794 and 45,465,160 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	456	455
Additional paid-in capital	68,670	64,808
Accumulated other comprehensive income	(157)	16
Accumulated earnings (deficit)	4,520	(11,689)

Total stockholders’ equity	73,489	53,590

Total liabilities and stockholders’ equity	$183,608	$116,990

Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows

	Nine Months Ended September 30,
(In thousands)	2009	2008
	(Unaudited)
Cash flows provided by operating activities:
Net income	$16,209	$4,476
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	2,439	—
Excess tax benefits from share-based compensation	(64)	—
Amortization of debt issuance costs	36	—
Provision for bad debts	9,931	5,301
Depreciation and amortization	5,782	3,676
Estimated litigation loss	5,200	—
Deferred income taxes	(2,575)	(3,227)
Other	(14)	(106)
Changes in assets and liabilities:
Accounts receivable	(16,066)	(8,284)
Prepaid expenses and other	827	(316)
Due to/from related parties	1,913	1,650
Accounts payable	4,240	105
Accrued liabilities	8,909	6,000
Income taxes receivable/payable	1,711	3,805
Deposit with former owner	—	3,000
Royalty payable to former owner	—	(5,920)
Prepaid royalties to former owner	—	(7,428)
Deferred revenue and student deposits	28,333	15,214

Net cash provided by operating activities	66,811	17,946

Cash flows used in investing activities:
Capital expenditures	(18,881)	(5,821)
Purchase of campus land and buildings	(35,505)	—
Change in restricted cash and cash equivalents	1,403	1,083
Purchases of investments	—	(2,620)
Proceeds from sale or maturity of investments	—	2,570

Net cash used in investing activities	(52,983)	(4,788)

Cash flows provided by (used in) financing activities:
Principal payments on notes payable and capital lease obligations	(1,693)	(1,165)
Proceeds from debt	25,547	—
Debt issuance costs	(317)	—
Repurchase of common shares	(14,495)	—
Repayment on line of credit	—	(6,000)
Proceeds from related party payable on preferred stock	—	5,725
Repurchase of Institute Warrant	—	(6,000)
Repurchase of Institute Note Payable	—	(1,250)
Amount paid related to initial public offering	—	(4,368)
Net proceeds from issuance of common stock	14,888	—
Excess tax benefits from share-based compensation	64	—
Net proceeds from exercise of stock options	696	—

Net cash provided by (used in) financing activities	24,690	(13,058)

Net increase in cash and cash equivalents	38,518	100
Cash and cash equivalents, beginning of period	35,152	18,930

Cash and cash equivalents, end of period	$73,670	$19,030

Supplemental disclosure of cash flow information
Cash paid for interest	$1,546	$3,019
Cash paid for income taxes	$11,980	$2,169
Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment through notes payable and capital lease obligations	$2,116	$2,481
Purchases of property and equipment included in accounts payable and deferred rent	$763	$194
Settlement of capital lease obligation	$30,020	$—
Tax benefit of Spirit warrant intangible	$271	$—
Deferred tax on repurchase of institute warrant	$—	$2,316
Value assigned to Blanchard shares	$—	$2,996
Assumption of future obligations under gift annuities	$—	$887
Accretion of dividends on Series C convertible preferred stock	$—	$791

Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
The following is a summary of our student enrollment at September 30, 2009 and 2008 (which included less than 170 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	September 30, 2009		September 30, 2008
	# of Students	% of Total	# of Students	% of Total
Master’s or doctoral degree (1)	15,202	44.4%	12,286	56.0%
Bachelor’s degree	19,016	55.6%	9,671	44.0%

Total	34,218	100.0%	21,957	100.0%

	September 30, 2009		September 30, 2008
	# of Students	% of Total	# of Students	% of Total
Online	31,160	91.1%	19,287	87.8%
Ground(2)	3,058	8.9%	2,670	12.2%

Total	34,218	100.0%	21,957	100.0%

(1)	Includes 315 students pursuing doctoral degrees at September 30, 2009.

(2)	Includes both our traditional on-campus students, as well as our professional studies students.